March 1, 2018

Re:    Cash Retention Bonus Agreement
Dear _________:
In recognition of your past contributions and value to Northwest Natural Gas Company (the “Company”) in addition to the Company’s desire to retain you, the Organization and Executive Compensation Committee of the Company agrees to provide you a cash retention bonus if you meet the terms and conditions of this agreement, including remaining continuously employed by the Company through the dates specified herein, and you desire to accept the award.
1.    First Cash Retention Bonus. A bonus in the amount of $100,000 will be paid to you as soon as practicable following March 1, 2023, but not later than March 14, 2023. This bonus payment is contingent on (a) satisfactory performance of your duties through March 1, 2023, as determined by the Chief Executive Officer in his sole discretion, and (b) your continuous employment with the Company to March 1, 2023.
2.    Second Cash Retention Bonus. A bonus in the amount of $100,000 will be paid to you as soon as practicable following March 1, 2024, but not later than March 14, 2024. This bonus payment is contingent on (a) satisfactory performance of your duties through March 1, 2024, as determined by the Chief Executive Officer in his sole discretion, and (b) your continuous employment with the Company to March 1, 2024.
3.    CIC Double Trigger Acceleration. If you become entitled to severance benefit under the terms of Section 5(iii) of the Change in Control Severance Agreement between you and the Company (as in effect on the date of this agreement or as amended with your approval), any bonus under Section 1 or Section 2 above that has not been previously paid shall be due and payable on the same date that the severance benefit is payable.
4.    Taxes. These retention bonus amounts are subject to applicable tax withholding. These retention bonus amounts cannot be deferred under the Retirement K Savings Plan or the non-qualified Deferred Compensation Plan for Directors and Executives.
5.    No Right to Employment. Nothing contained in this Agreement shall confer upon you any right to be employed by the Company or to interfere in any way with the right of the Company to terminate your employment at any time for any reason or no reason, with or without cause.

6.    Successors; Binding Agreement. You shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company provided that this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
8.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.
9.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
10.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award, which award shall be a final and binding determination of the dispute or controversy, in any court having jurisdiction.
11.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,
NORTHWEST NATURAL GAS COMPANY
By
David H. Anderson
President and Chief Executive Officer
Agreed to this ____ day
of March, 2018.

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